MDU Resources, Basin Electric members evaluating NorthWestern opportunities

Bismarck, N.D. (November 17, 2003) MDU Resources Group, Inc. (NYSE:MDU) and Basin Electric Power Cooperative announced today that they have formed an alliance to evaluate potential utility opportunities presented by NorthWestern Corporation's bankruptcy filing. The alliance includes Montana Associated Cooperatives LLC and East River Electric Power Cooperative in South Dakota.

The alliance expects to offer a superior plan to NorthWestern's stakeholders than reorganizing the existing entity under Chapter
11 as outlined in its Sept. 14 bankruptcy filing.

"We are joining with Basin Electric and its member group to explore opportunities for our companies around NorthWestern's utility assets while offering a secure energy future for NorthWestern's stakeholders," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "Both MDU Resources and the cooperatives have deep roots in Montana and the Dakotas. We understand the people, the region and the electric and natural gas business. We feel it is a natural fit. However, we take a very conservative, disciplined approach to all our business ventures. We will not pay more for these assets than we feel they are worth. We will better understand their value after we have completed an in-depth evaluation of the company and its assets."

Ron Harper, chief executive officer and general manager of Basin Electric, said the common goal of the coalition is to ensure energy stability and restore consumer confidence. "We are excited at the prospect of potentially purchasing a portion of NorthWestern's electric utility business, and we are prepared to move forward in a timely fashion. By joining with MDU Resources in exploring this potential acquisition, we are convinced that a commercial transaction can be structured that provides fair value to NorthWestern. Most importantly, this provides customers and their communities greater assurance that they will have reliable and cost-effective electric service."

Preliminarily, MDU Resources would be interested in the assets that serve the larger communities in NorthWestern's Montana and South Dakota service area as well as all of NorthWestern's natural gas properties. The coalition of electric cooperatives in the two states would be primarily interested in the smaller communities now served electricity by NorthWestern and located within areas already served by co-ops.

"We are ready to work with NorthWestern to begin our due diligence process, which will allow us to evaluate the company thoroughly to determine a reasonable offer and a solid plan," White said. "MDU Resources has acquired more than 90 companies in the past 11 years. However, we have looked at hundreds more. We have been very focused on only acquiring companies that we know will be successful and fit with our culture. This process will be no different. The distinct advantage we have is that we know the region very well and presently serve some of these larger communities with natural gas. Many of the people in these communities are already our customers."

"We have the customer experience, the financial strength, the integration expertise and most of all the desire to offer a permanent solution to the problems that have plagued NorthWestern as well as a long-term commitment to its people," Harper said. "This alliance is the best answer for NorthWestern stakeholders - creditors, customers and employees - and an opportunity for us to help assure stability to the regional economy."

The members of this alliance include:

  -  MDU Resources and its affiliated companies, Montana-Dakota
     Utilities Co. and WBI Holdings all headquartered in Bismarck,
     N.D.;

  -  Basin Electric Power Cooperative, Bismarck;

  - Montana Associated Cooperatives LLC, composed of a number of rural electric cooperatives across Montana; and

  - East River Electric Power Cooperative, Madison, S.D. and its members Bon Homme Yankton, Tabor; Central, Mitchell; Charles Mix, Lake Andes; Codington-Clark, Watertown; Dakota Energy, Huron; Douglas, Armour; FEM, Ipswich; Kingsbury, DeSmet; Lake Region, Webster; Northern, Bath; Southeastern, Marion; Clay-Union, Vermillion; HD, Clear Lake, and Oahe, Blunt.

For updated information on the alliance, see its Web site at www.secureenergyfuture.com.

The information in this release includes certain forward-looking statements, including statements by the chairman of the board, president and chief executive officer of MDU Resources Group, Inc. and statements concerning potential utility opportunities, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although MDU Resources believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the effects of competition for potential utility opportunities, complexities of bankruptcy proceedings, the ability to obtain any necessary regulatory approvals, the ability to obtain financing, changes in environmental and regulatory matters, and the ability to effectively integrate acquired operations. For a further discussion of risk factors and cautionary statements, refer to MDU Resources' most recent Form 10-Q (Introduction and Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results).

MDU Resources Group, Inc.

MDU Resources Group, Inc., a member of the S&P MidCap 400 Index, provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, electric and natural gas utilities, a natural gas pipeline, domestic and international independent power production, utility services and energy services. For more information about MDU Resources, see the company's Web site at www.mdu.com

Basin Electric Power Cooperative

Basin Electric Power Cooperative is a consumer-owned, regional cooperative headquartered in Bismarck, N.D. It generates and transmits electricity to 124 member rural electric systems in nine states including Colorado, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, South Dakota, and Wyoming. These member systems distribute electricity to about 1.8 million consumers.

Basin Electric was formed in 1961 by a consortium of 67 electric cooperatives to provide supplemental power. Basin Electric operates 3,373 megawatts (MW) of electric generating capacity. The Cooperative owns 2,420 MW of this capacity. It operates the other 953 MW for participants in the Missouri Basin Power Project, a group of six consumer-owned utilities.

Basin Electric also manages and maintains 2,424 miles of high-voltage transmission lines; 40 switchyards and substations and 58 microwave installations used for communications and system protection. For more information about Basin Electric, see the Cooperative's website at www.basinelectric.com.